Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Reports 2014 Second Quarter Results

•	Net sales decreased 0.5% compared to the second quarter of 2013

•	Adjusted EPS from continuing operations was up 4.8% compared to the second quarter of 2013

•	Material Handling Segment earnings were impacted by competitive pricing pressure in one of the segment’s businesses coupled with a significant slowdown in the segment’s Brazilian sales due to the World Cup activities

•	The acquisition of Scepter was completed July 2, 2014 and is expected to be accretive in 2014

•	Anticipate that Scepter, organic growth, new product introductions and cost reduction initiatives will benefit future quarters

•	Sale of WEK Industries, Inc. completed at a pre-tax gain of $3.7 million included in discontinued operations

July 24, 2014, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the second quarter ended June 30, 2014.

Summary - Continuing Operations only (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013¹	2014	2013¹
	(Dollars in thousands, except per share data)
Net sales	$152,784	$153,623	$303,269	$298,567
Gross profit	$42,532	$45,008	$84,603	$87,093
Gross profit margin	27.8%	29.3%	27.9%	29.2%
Income from continuing operations before income taxes	$9,619	$11,502	$16,918	$20,537
Income from continuing operations:
Income	$6,327	$7,405	$11,090	$13,201
Income per diluted share	$0.19	$0.22	$0.33	$0.39

Income from continuing operations before income taxes as adjusted[2]	$11,179	$11,536	$19,035	$20,872
Income from continuing operations as adjusted[2]:
Income	$7,154	$7,248	$12,182	$13,149
Income per diluted share	$0.22	$0.21	$0.36	$0.39

1.	Historical information has been adjusted to reflect discontinued operations presentation.
2.	Details regarding the pre-tax and after-tax adjustments are provided on the Reconciliation of Non-GAAP Financial Measures included in this release.

“We are pleased that adjusted EPS for the second quarter was up 4.8% over the second quarter of last year. The Material Handling Segment realized strong sales in its agriculture markets, however profits were somewhat impacted due to a competitive pricing pressure in one of its businesses. In addition, the segment was also impacted by a significant slowdown in orders and sales in Brazil as a result of the World Cup activities. Looking forward to the second half of the year, we are adjusting our cost and pricing structure to positively overcome the pricing pressure we saw in the second quarter. We anticipate that both sales and adjusted income from continuing operations will show improvement compared to last year as a result of organic growth and cost savings. The stronger second half of the year is also expected to result in improved results for continuing operations for the full year compared to last year,” said John C. Orr, President and Chief Executive Officer.

“We are excited that we have completed the acquisition of Scepter and look forward to a quick and efficient integration of the organization and its employees into Myers Industries. In addition, with the sale of non-strategic WEK Industries, we are now focused on opportunities to profitably grow Material Handling and Distribution, while enhancing Myers’ overall free cash flow generation, return on invested capital and shareholder value,” said Orr.

Segment Results

The results below are as adjusted and exclude restructuring and other unusual pre-tax charges as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the second quarter of 2014 increased 2.5% to $103.0 million compared to $100.5 million for the second quarter of 2013. Sales increases in the agriculture market were partially offset by lower sales volumes in Brazil due to the economic slowdown caused by World Cup activities. Material Handling’s adjusted income before taxes was $12.2 million for the second quarter of 2014 compared to $13.4 million for the second quarter of 2013. Competitive pricing pressure in one of the segment’s businesses and the lower sales volumes in Brazil led to the decline in adjusted income before taxes year-over-year.

Net sales in the Distribution Segment were $49.8 million for the second quarter of 2014 compared to $53.2 million for the second quarter of 2013. Sales decreased year-over-year primarily due to the segment’s Canadian branch closures in the first quarter of 2014 and lower custom sales. Distribution’s adjusted income before taxes was $5.4 million for the second quarter of 2014 compared to $6.0 million for the second quarter of 2013. The lower custom sales and higher logistics costs during the quarter led to the decrease in adjusted income before taxes compared to the second quarter of last year.

Other Items

For the six months ended June 30, 2014, cash flow used for continuing operations was $6.8 million compared to cash flow provided by continuing operations of $13.6 million for the six months ended June 30, 2013.

Capital expenditures for continuing operations totaled $7.0 million for the six months ended June 30, 2014.

The Company purchased $44.4 million of its common stock during the six months ended June 30, 2014.

On June 2, 2014, the Company announced that it had engaged the investment bank William Blair & Company to commence the sale of its Lawn and Garden Segment. On June 24, 2014, the Company announced that it had completed the sale of WEK Industries, Inc. for approximately $20 million. The sale of WEK Industries resulted in a pre-tax gain of $3.7 million which is included in discontinued operations. On July 2, 2014, the Company completed the acquisition of Scepter expanding its Material Handling business to include new customers, products, technologies and international markets. The objective of the combined transactions is to streamline the Company’s business portfolio and focus on higher return growth opportunities.

The Company also announced that starting with the second quarter 2014 and going forward, the Company will report its operating results in two reportable segments: Material Handling and Distribution. Ameri-Kart® which was previously part of the Engineered Products Segment will be part of the Material Handling Segment and Patch Rubber Company which was also previously part of the Engineered Products Segment will be part of the Distribution Segment. WEK Industries, Inc. and the Lawn and Garden Segment will be reported as discontinued operations.

2014 Outlook

The Company anticipates that full year adjusted earnings from continuing operations (excluding restructuring and other unusual pre-tax charges) will increase year-over-year as a result of organic growth and new product sales coupled with cost savings driven by productivity improvements. The acquisition of Scepter will also contribute to both sales and earnings during the second half of the year.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, July 24, 2014 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID #13586377.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, manufacturing, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; harsh weather conditions; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its strategic plan; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Dollars in thousands, except share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2014	2013*	2014	2013*
Net sales	$152,784	$153,623	$303,269	$298,567
Cost of sales	110,252	108,615	218,666	211,474

Gross profit	42,532	45,008	84,603	87,093
Selling, general and administrative expenses	31,246	32,387	64,434	64,360

Operating income	11,286	12,621	20,169	22,733
Interest expense, net	1,667	1,119	3,251	2,196

Income from continuing operations before income taxes	9,619	11,502	16,918	20,537
Income tax expense	3,292	4,097	5,828	7,336

Income from continuing operations	6,327	7,405	11,090	13,201
(Loss) income from discontinued operations, net of income taxes	(578)	907	(4,661)	2,994

Net income	$5,749	$8,312	$6,429	$16,195

Income per common share from continuing operations:
Basic	$0.20	$0.22	$0.34	$0.39

Diluted	$0.19	$0.22	$0.33	$0.39

(Loss) income per common share from discontinued operations:
Basic	$(0.02)	$0.03	$(0.14)	$0.09

Diluted	$(0.02)	$0.03	$(0.14)	$0.09

Income per common share:
Basic	$0.18	$0.25	$0.20	$0.48

Diluted	$0.17	$0.25	$0.19	$0.48

Weighted Average Common Shares Outstanding
Basic	32,425,994	33,559,398	32,892,864	33,529,004
Diluted	32,962,790	33,877,952	33,387,109	33,897,962

*	Historical information has been adjusted to reflect discontinued operations presentation and the segment realignment completed in June 2014.

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended June 30,			Six Months Ended June 30,
	2014	2013*	% Change	2014	2013*	% Change
Net Sales from Continuing Operations
Material Handling	$103,046	$100,496	2.5%	$209,723	$195,132	7.5%
Distribution	49,789	53,211	(6.4)%	93,672	103,617	(9.6)%
Inter-company Sales	(51)	(84)	—	(126)	(182)	—

Total	$152,784	$153,623	(0.5)%	$303,269	$298,567	1.6%

Income (Loss) from Continuing Operations Before Income Taxes
Material Handling	$11,533	$13,358	(13.7)%	$24,305	$24,840	(2.2)%
Distribution	5,053	6,043	(16.4)%	8,583	11,330	(24.2)%
Corporate	(6,967)	(7,899)	—	(15,970)	(15,633)	—

Total	$9,619	$11,502	(16.4)%	$16,918	$20,537	(17.6)%

*	Historical information has been adjusted to reflect discontinued operations presentation and the segment realignment completed in June 2014.

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Material Handling
Income before income taxes as reported	$11.5	$13.4	$24.3	$24.8
Restructuring expenses and other adjustments	0.7	—	0.7	0.2

Income before income taxes as adjusted	12.2	13.4	25.0	25.0

Distribution
Income before income taxes as reported	5.1	6.0	8.6	11.3
Restructuring expenses and other adjustments	0.3	—	0.8	0.1

Income before income taxes as adjusted	5.4	6.0	9.4	11.4

Corporate and interest expense
Income (loss) before income taxes as reported	(7.0)	(7.9)	(16.0)	(15.6)
Transaction costs	0.6	—	0.6	—

Income (loss) before income taxes as adjusted	(6.4)	(7.9)	(15.4)	(15.6)

Continuing operations
Income from continuing operations before income taxes as reported	9.6	11.5	16.9	20.5
Restructuring expenses and other adjustments	1.0	—	1.5	0.3
Transaction costs	0.6	—	0.6	—

Income from continuing operations before income taxes as adjusted	11.2	11.5	19.0	20.8
Income tax expense	4.0	4.3	6.8	7.7

Income from continuing operations as adjusted	7.2	7.2	12.2	13.1

Discontinued operations
(Loss) Income from discontinued operations before income taxes	(0.7)	0.5	(6.9)	3.6
Restructuring expenses and other adjustments	3.0	1.4	9.9	1.8
Transaction costs	0.2	—	0.2	—
Gain on sale	(3.7)	—	(3.7)	—

(Loss) Income from discontinued operations before income taxes as adjusted	(1.2)	1.9	(0.5)	5.4
Income tax expense	(0.4)	0.7	(0.2)	2.0

(Loss) Income from discontinued operations as adjusted	(0.8)	1.2	(0.3)	3.4

Consolidated
Net income as adjusted	$6.4	$8.4	$11.9	$16.5

Adjusted earnings per diluted share from continuing operations	$0.22	$0.21	$0.36	$0.39
Adjusted earnings per diluted share from discontinued operations	(0.02)	0.04	(0.01)	0.10

Adjusted earnings per diluted share	$0.20	$0.25	$0.35	$0.49

Note: Historical information has been adjusted to reflect discontinued operations presentation and the segment realignment completed in June 2014. Also numbers may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Condensed Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating performance. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	June 30, 2014	December 31, 2013*
Assets
Current Assets
Cash	$35,792	$6,539
Accounts receivable, net	86,324	74,932
Inventories	64,734	53,123
Assets held for sale	136,698	92,760
Other	11,044	7,556

Total Current Assets	334,592	234,910
Assets Held for Sale	—	67,808
Other Assets	68,394	68,289
Property, Plant, & Equipment, Net	95,657	98,450

Total Assets	$498,643	$469,457

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$64,566	$68,897
Accrued expenses	37,751	41,642
Liabilities held for sale	31,674	40,044

Total Current Liabilities	133,991	150,583
Long-term debt, net	137,734	44,347
Liabilities held for sale	—	9,455
Other liabilities	14,982	12,762
Deferred income taxes	16,617	16,803
Total Shareholders’ Equity	195,319	235,507

Total Liabilities & Shareholders’ Equity	$498,643	$469,457

*	Historical information has been adjusted to reflect discontinued operations presentation and the segment realignment completed in June 2014.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Dollars in thousands)

	June 30, 2014	June 30, 2013*
Cash Flows from Operating Activities
Net income	$6,429	$16,195
(Loss) income from discontinued operations	(4,661)	2,994

Income from continuing operations	11,090	13,201
Adjustments to reconcile income from continuing operations to net cash provided by (used for) operating activities
Depreciation	11,030	10,185
Amortization	1,461	1,645
Non-cash stock compensation	1,593	1,532
Provision for loss on accounts receivable	550	348
Deferred taxes	(73)	2,437
Other long-term liabilities	1,244	2,053
(Gain) loss from asset disposition	(139)	616
Tax benefit from options	(658)	(50)
Other	200	6
Payments on performance based compensation	(1,293)	(1,718)
Cash flows provided by (used for) working capital:
Accounts receivable	(10,386)	(7,143)
Inventories	(10,890)	(1,555)
Prepaid expenses	337	(1,361)
Accounts payable and accrued expenses	(10,892)	(6,566)

Net cash (used for) provided by operating activities-continuing operations	(6,826)	13,630
Net cash (used for) provided by operating activities-discontinued operations	(14,200)	16,507

Net cash (used for) provided by operating activities	(21,026)	30,137

Cash Flows from Investing Activities
Capital expenditures	(6,971)	(7,296)
Acquisition of business, net of cash acquired	—	(600)
Proceeds from sale of property, plant and equipment	85	—
Other	—	(11)

Net cash used for investing activities - continuing operations	(6,886)	(7,907)
Net cash provided by (used for) investing activities - discontinued operations	14,531	(2,920)

Net cash provided by (used for) investing activities	7,645	(10,827)

Cash Flows from Financing Activities
Proceeds from long-term debt	89,000	—
Repayment of long-term debt	—	—
Net borrowing on credit facility	4,300	5,490
Cash dividends paid	(7,480)	(3,018)
Proceeds from issuance of common stock	2,126	3,261
Tax benefit from options	658	50
Repurchase of common stock	(44,399)	(3,298)
Shares withheld for employee taxes on equity awards	(1,083)	(684)
Deferred financing costs	(538)	—

Net cash provided by financing activities - continuing operations	42,584	1,801
Net cash used for financing activities - discontinued operations	—	(2,317)

Net cash provided by (used for) financing activities	42,584	(516)

Foreign Exchange Rate Effect on Cash	50	(484)

Net increase in cash	29,253	18,310
Cash at January 1	6,539	3,948

Cash at June 30	$35,792	$22,258

*	Historical information has been adjusted to reflect discontinued operations presentation and the segment realignment completed in June 2014.